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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-A/A

                       POST-EFFECTIVE AMENDMENT NO. 1 TO

                 REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         Jones Medical Industries, Inc.
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             (Exact name of registrant as specified in its charter)


     Delaware                                                    43-1229854
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     (State of incorporation or organization)           (I.R.S. Employer
                                                        Identification No.)

     1945 Craig Road, St. Louis, Missouri               63146
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     (Address of principal executive offices)           (Zip Code)


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
If this form relates to the registration                  If this form relates to the registration of a
of a class of debt securities and is                      class of debt securities and is to become
effective upon filing pursuant to                         effective simultaneously with the effectiveness
General Instruction A(c)(1) please check                  of a concurrent registration statement under the
the following box. [ ]                                    Securities Act of 1933 pursuant to General
                                                          Instruction A(c)(2) please check the
                                                          following box. [ ]

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Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                                Name of each exchange on
  to be so registered                                which each class is to be
                                                     registered

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Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.04 par value
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                                (Title of class)


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                                (Title of class)


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Jones Medical Industries, Inc. (the "Company") hereby amends Item 1 of its
Registration Statement under the Securities Exchange Act of 1934 as originally filed on October 28, 1986, to reflect and increase in its authorized capital stock.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    The Company's authorized capital stock consists of 75,000,000 shares of Common Stock, par value $.04 per share, and 5,000,000 shares of Preferred Stock par value $.01 per share.

    The Common Stock of the Company is traded over the counter in the Nasdaq National Market under the symbol "JMED" and is registered as a class of securities under the Securities Exchange Act of 1934, as amended.

COMMON STOCK

    As of May 31, 1997, there were 28,617,276 shares of Common Stock of the Company outstanding and held of record by approximately 825 stockholders. Approximately two-thirds of the outstanding Common Stock is held in depository account representing "street name" or similar nominee ownership. The Company believes that such shares are held for more than 15,000 non-record beneficial holders' accounts.

    Stockholders are entitled to one vote for each share of Common Stock on matters to be voted on by the stockholders of the Company. Stockholders of the Common Stock do not have cumulative voting rights, accordingly directors are elected by a majority of the shares present (or represented by proxy) at an annual or special meeting called for the election of directors if a quorum of at least a majority of the outstanding shares is present at such meeting.

    Stockholders will be entitled to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Company's Board of Directors may without future action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution of winding-up of the Company before any payment is made to the holders of the Common Stock. In addition, the Board of Directors is authorized to determine the voting rights applicable to shares of the Preferred Stock, including the extent of rights of holders of any series of the Preferred Stock to vote (in the election of directors or

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otherwise) as a separate class or, if voting together with the holders of the Common Stock, the number of votes per share of Preferred Stock. As of May 31, 1997, there were no shares of Preferred Stock designated or outstanding.

    The ability of the Company's Board of Directors to issue shares of Preferred Stock could be exercised to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock.

DELAWARE LAW

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             Jones Medical Industries, Inc.


                                             By: /s/ Michael T. Bramblett
                                                 --------------------------
                                                     Michael T. Bramblett,
                                                     Executive Vice President

Date:        10 June 1997